Exhibit 3.203

CERTIFICATE OF FORMATION

OF

MEDICAL OFFICE BUILDINGS OF KANSAS, LLC

Under Section 18-201 of the

Delaware Limited Liability Company Act

FIRST: The name of the limited liability company is Medical Office Buildings of Kansas, LLC (the “Company”).

SECOND: The-address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.

THIRD: The name and address of the Company’s registered agent for service of process is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of July 20, 1999.

By:	/s/ Howard K. Patterson
Name: Howard K. Patterson
Title: Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Medical Office Buildings of Kansas, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: The name and address of the registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 16th day of December, A.D. 2005.

By:	/s/ Dora A. Blackwood
Authorized Person(s)

Name:	Dora A. Blackwood
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